FOR IMMEDIATE RELEASE

A.C.T. HOLDINGS, INC. ANNOUNCES AGREEMENT TO ACQUIRE ADVANCED CELL TECHNOLOGY,
                                     INC.

                  San Francisco, California, January 3, 2005


A.C.T. Holdings Inc. (OTC Bulletin Board: TWMK)and Advanced Cell Technology, Inc. announced today that they have signed a definitive agreement for A.C.T. Holdings to acquire Advanced Cell for up to 17,736,175 shares of Common Stock of A.C.T. Holdings.

Advanced Cell is a leading biotechnology company in the emerging field of regenerative medicine. Michael D. West, Chairman and Chief Scientific Officer of Advanced Cell commented on the merger by saying: "We believe that our technology platform enables the development of embryonic stem cells and the differentiation of those stem cells and other cells into any of over 200 cell types in the body that can then be used for cell therapeutics. While we estimate that the range of cell therapies which can be addressed by our technology is very broad, our initial focus is on the commercial applications of treating heart disease, immunodeficiency and cancer. Advanced Cell is also developing retinal cells that we believe can be used in treating blindness. We believe that our becoming a public company is in the best interest of our shareholders and employees as we continue to implement our business plan."

Although the parties expect to complete the transaction by January 18, 2005, closing of the merger is subject to various conditions being satisfied. These include: representations and warranties of the parties must be accurate in all material respects at closing and there must be an absence of any pending litigation which seeks materially to restrain, modify or invalidate the transaction. Consummation of the transaction also requires the execution and delivery of certain ancillary agreements, including voting agreements and agreements concerning the lockup and leak out of shares.

A.C.T. Holdings, Inc. was formerly known as "Two Moons Kachinas, Inc."

Certain statements included in this press release constitute forward looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward looking statements.


Contact:  David C. Merrell, President
          801-942-0555